Exhibit 99.1

PRESS RELEASE

Marrone Bio Innovations Receives Waiver Of $15 Million Minimum Cash Requirement

DAVIS, Calif., June 2, 2016 — Marrone Bio Innovations, Inc. (NASDAQ: MBII) (MBI) today announced that it has obtained a waiver from the lenders of its $40 million senior secured promissory notes, dated August 20, 2015, terminating the requirement that the Company maintain a $15 million minimum cash balance.

Pam Marrone, MBI’s Chief Executive Officer and Founder, said, “This waiver is very important to the Company as it frees up significant liquidity. We remain intently focused on the execution of our growth strategy and believe that we are well positioned in a fast-growing and deeply important segment of the agriculture market.”

About Marrone Bio Innovations

Smart. Natural. Solutions.

Marrone Bio Innovations, Inc. (NASDAQ:MBII) aims to lead the movement to a more sustainable world through the discovery, development and promotion of biological products for pest management and plant health. Our effective and environmentally responsible solutions help customers operate more sustainably while controlling pests, improving plant health, and increasing crop yields. We have four products for agriculture on the market—Regalia®, Grandevo®, Venerate® and Majestene®—and also distribute Bio-tam® 2.0 for Isagro USA. MBI also markets Zequanox® for invasive mussels, a proprietary discovery process, a rapid development platform, and a robust pipeline of pest management and plant health product candidates. At Marrone Bio Innovations we are dedicated to pioneering better biopesticides that support a better tomorrow for users around the globe. For more information, please visit www.marronebio.com.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company’s views as of any subsequent date. Examples of such statements include statements regarding the Company’s liquidity, implementing the Company’s strategy and the biologicals market. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including any difficulty in developing, manufacturing, marketing or selling the Company’s products, any failure to maintain and further establish relationships with distributors and other partners, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other third parties, and the impact of

2121 Second Street, Suite B-107      ●      Davis, CA 95618      ●      Phone: 530-750-2800

PRESS RELEASE

negative publicity and perceptions around the Company’s financial restatement. Additional information that could lead to material changes in the Company’s performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contact:

Nancy M. Hood, VP Marketing

(530) 302-8290

nhood@marronebio.com

Investor Relations Contact:

James Palczynski, ICR

203-682-8229

James.Palczynski@icrinc.com

2121 Second Street, Suite B-107      ●      Davis, CA 95618      ●      Phone: 530-750-2800